FOR IMMEDIATE RELEASE	NEWS
May 12, 2025	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports First Quarter 2025 Financial and Operating Results;
Increases 2025 Guidance

MIDLAND, Texas May 12, 2025 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months ended March 31, 2025. The Company also raised the high-end of its full-year 2025 Adjusted EBITDA guidance to $79 million, citing continued strength in its business and growing demand across its fleet.

First Quarter 2025 Highlights
•Rental revenue of $38.9 million for the first quarter of 2025 representing a 15% year-over-year increase and a 2% sequential increase compared to the period ended December 31, 2024.
•Net income of $4.9 million or $0.38 per diluted share for the first quarter of 2025 compared to net income of $5.1 million or $0.41 per diluted share for the comparable period; net income up $2.0 million sequentially.
•Leverage ratio at March 31, 2025, was 2.18x.
•Adjusted EBITDA of $19.3 million for the first quarter of 2025, representing a 14% year-over-year increase; Adjusted EBITDA up 7% sequentially. See Non-GAAP Financial Measures – Adjusted EBITDA, below.

Management Commentary and Outlook
"We are pleased to report another quarter of strong execution and continued momentum across our business," said Justin Jacobs, Chief Executive Officer. "We are taking market share, expanding our presence in key basins, and investing in our fleet, including the deployment of large-horsepower electric motor units. Our recent credit facility expansion, which also decreased our interest rate and provided more flexible covenants, further improves our ability to take advantage of organic and inorganic growth opportunities."

Jacobs continued, "While broader market uncertainty increased in recent weeks—driven primarily by tariff concerns, commodity price volatility, and macroeconomic factors—we are not seeing any meaningful direct impact on our operations. We will continue to monitor indirect effects closely, but we remain confident in our ability to deliver results consistent with our guidance."

“We increased our EBITDA outlook to reflect our first quarter outperformance relative to internal expectations and our confidence in the trajectory of the business. We remain excited about our prospects as we look to the remainder of 2025 and into 2026. Our team remains focused on disciplined capital allocation, operational excellence, and long-term value creation for our shareholders.”

Corporate Guidance — 2025 Outlook

The Company today provides updates to its previously announced guidance for the 2025 Fiscal Year. Based on a strong start to the year in the first quarter and its confidence for the remainder of the year, the Company today increased the high-end of its adjusted EBITDA guidance to $79 million. The Company now anticipates adjusted EBITDA for the 2025 Fiscal Year to be in the range of $74 - $79 million.

The Company also reaffirms its outlook for 2025 growth capital expenditures of between $95 - $120 million, which are mostly comprised of new units (essentially all of which are under contract). Once all these units are deployed, which is expected by early 2026, the Company expects its rented horsepower fleet to increase by approximately 90,000 horsepower, representing an increase of approximately 18% compared to year-end 2024. Customer deployments remain on schedule and the timing of deployments as previously noted is heavily weighted to the second half of 2025 and early 2026. Additionally, the Company anticipates 2025 maintenance expenditures of $10 - $13 million, consistent with its prior guidance and its target return on invested capital of 20% remains unchanged.

The Company also reiterates the statement from the 2024 year end release that once all the 2025 growth capital expenditures are spent and the units are deployed, its “run rate” Adjusted EBITDA should increase at a rate (when compared to the fourth quarter of 2024) well in excess of (but less than double the rate of) the Company’s anticipated horsepower growth of 18%.

Outlook
NEW FY 2025 Adjusted EBITDA	$74 million - $79 million
FY 2025 Growth Capital Expenditures	$95 million - $120 million
FY 2025 Maintenance Capital Expenditures	$10 million - $13 million
Target Return on Invested Capital	At least 20%

Jacobs concluded, “We have multiple pathways to build on our industry-leading growth and drive shareholder value: fleet optimization, asset utilization (both unutilized units and non-cash assets), new rental units (both electric motor and natural gas engine), and accretive mergers and acquisitions. Given our strong balance sheet, low relative leverage, and recent increase in our borrowing capacity, we are well positioned to capitalize on opportunities for significant growth throughout the remainder of 2025.”

2025 First Quarter Financial Results

Revenue: Total revenue for the three months ended March 31, 2025, increased 12% to $41.4 million from $36.9 million for the three months ended March 31, 2024. This increase was primarily due to higher rental revenues for the comparable periods. Rental revenue increased 15% to $38.9 million from $33.7 million in the first quarter of 2024 due to the addition of higher horsepower packages and pricing improvements. As of March 31, 2025, we had 492,679 rented horsepower (1,202 rented units) compared to 444,220 horsepower (1,245 rented units) as of March 31, 2024, reflecting an 11% increase in total utilized horsepower. Sequentially, total revenue increased 2% from $40.7 million primarily related to higher rental revenue for the current period.

Gross Margins and Adjusted Gross Margins: Total gross margins, including depreciation expense increased to $15.7 million for the three months ended March 31, 2025, compared to $14.2 million for the same period in 2024 and increased on a sequential basis from $14.6 million for the three months ended December 31, 2024. Total adjusted gross margin, exclusive of depreciation expense, increased to $24.3 million for the three months ended March 31, 2025, compared to $21.1 million for the same period in 2024. On a sequential basis, total adjusted gross margin, exclusive of depreciation expense increased by $1.3 million compared to $23.0 million for the period ended December 31, 2024. For a reconciliation of Gross Margin, see Non-GAAP Financial Measures – Adjusted Gross Margin, below.

Operating Income: Operating income for the three months ended March 31, 2025, was $9.5 million compared to operating income of $9.3 million for the comparable 2024 period. On a sequential basis, operating income increased $3.5 million compared to $6.0 million for the period ended December 31, 2024.

Net Income: Net income for the three months ended March 31, 2025, was $4.9 million, or $0.38 per diluted share compared to net income of $5.1 million or $0.41 per diluted share for the comparable 2024 period. On a sequential basis, net income increased $2.0 million when compared to net income of $2.9 million, or $0.23 per diluted share, in the fourth quarter of 2024. The modest year-over-year decline in net income was primarily related to an adjustment to inventory allowance, retirement of rental equipment, a gain on the sale of property and equipment, as well as an increase in depreciation and amortization. The sequential improvement in net income was primarily driven by higher rental revenue and rental gross margin.

Cash Flows: At March 31, 2025, cash and cash equivalents were approximately $2.1 million, while working capital was $24.7 million. For the three months ended March 31, 2025, cash flows provided by operating activities were $21.3 million, while cash flows used in investing activities was $19.3 million. This compares to cash flows from operating activities of $5.6 million and cash flows used in investing activities of $10.9 million for the comparable three-month period in 2024. Cash flow used in investing activities during the first quarter 2025 included $19.3 million in capital expenditures.

Adjusted EBITDA: Adjusted EBITDA increased 14% to $19.3 million for the three months ended March 31, 2025, from $16.9 million for the same period in 2024. The increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, Adjusted EBITDA increased 7% when compared to $18.0 million for the three months ended December 31, 2024.

Debt: Outstanding debt on our revolving credit facility as of March 31, 2025, was $168 million. Our leverage ratio at March 31, 2025, was 2.18x and our fixed charge coverage ratio was 2.98x. The Company is in compliance with all terms, conditions and covenants of the credit agreement.

Selected data: The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	$33,734	$34,926	$37,350	$38,226	$38,910
Sales	2,503	2,270	1,843	997	1,927
Aftermarket services	670	1,295	1,493	1,435	546
Total	$36,907	$38,491	$40,686	$40,658	$41,383

	Gross Margin
	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	$13,761	13,211	15,043	14,865	$15,634
Sales	253	(50)	(258)	(531)	(181)
Aftermarket services	163	269	151	296	264
Total	$14,177	$13,430	$14,936	$14,630	$15,717

	Adjusted Gross Margin (1)
	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	20,620	20,698	22,908	23,107	24,070
Sales	323	21	(185)	(449)	(89)
Aftermarket services	170	283	169	321	275
Total	$21,113	$21,002	$22,892	$22,979	$24,256

	Adjusted Gross Margin %
	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
Rentals	61.1%	59.3%	61.3%	60.4%	61.9%
Sales	12.9%	0.9%	(10.0)%	(45.0)%	(4.6)%
Aftermarket services	25.4%	21.9%	11.3%	22.4%	50.4%
Total	57.2%	54.6%	56.3%	56.5%	58.6%

	Compression Units (at end of period):
	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
Horsepower Utilized	444,220	454,568	475,534	491,756	492,679
Total Horsepower	542,256	552,599	579,699	598,840	603,391
Horsepower Utilization	81.9%	82.3%	82.0%	82.1%	81.7%

Units Utilized	1,245	1,242	1,229	1,208	1,202
Total Units	1,894	1,899	1,909	1,912	1,916
Unit Utilization	65.7%	65.4%	64.4%	63.2%	62.7%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted Gross Margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and costs (excluding depreciation and amortization expense), which are key components of our operations. Adjusted Gross Margin differs from gross margin, in that gross margin includes depreciation and amortization expense. We believe Adjusted Gross Margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation and amortization expense does not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation and amortization expense reflects the systematic allocation of historical property and equipment costs over their estimated useful lives.

Adjusted Gross Margin has certain material limitations associated with its use as compared to gross margin. These limitations are primarily due to the exclusion of depreciation and amortization expense, which is material to our results of operations. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and our ability to generate revenue. In order to compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance. As an indicator of our operating performance, Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted Gross Margin in the same manner.

The following table shows gross margin, the most directly comparable GAAP financial measure, and reconciles it to Adjusted Gross Margin:

	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
	(in thousands)
Total revenue	$36,907	$38,491	$40,686	$40,658	$41,383
Costs of revenue, exclusive of depreciation	(15,794)	(17,489)	(17,794)	(17,679)	(17,127)
Depreciation allocable to costs of revenue	(6,936)	(7,572)	(7,956)	(8,349)	(8,539)
Gross margin	14,177	13,430	14,936	14,630	15,717
Depreciation allocable to costs of revenue	6,936	7,572	7,956	8,349	8,539
Adjusted Gross Margin	$21,113	$21,002	$22,892	$22,979	$24,256

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” is a non-GAAP financial measure that we define as net income (loss) before interest, taxes, depreciation and amortization, as well as an increase in inventory allowance, impairments, retirement of rental equipment, nonrecurring restructuring charges including severance and non-cash equity-classified stock-based compensation expenses. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because: (i) it is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (ii) it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; (iii) it is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows: (i) Adjusted EBITDA does not reflect all our cash expenditures, future requirements for capital expenditures, or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (iii) Adjusted EBITDA does not reflect the cash requirements necessary to service interest or principal payments on our debt and finance leases; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any capital expenditures for such replacements.

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
	(in thousands)
Net income	$5,098	4,250	$5,014	$2,865	$4,854
Interest expense	2,935	2,932	3,045	3,015	3,170
Income tax expense (benefit)	1,479	1,294	1,383	283	1,482
Depreciation and amortization	7,087	7,705	8,086	8,469	8,636
Impairments	—	—	136	705	—
Inventory allowance	—	—	—	1,863	61
Retirement of rental equipment	5	—	—	23	728
Severance and restructuring charges	—	33	—	—	—
Stock-based compensation	274	242	522	783	359
Adjusted EBITDA	$16,878	$16,456	$18,186	$18,006	$19,290

Conference Call Details: The Company will host a conference call to review its fourth-quarter and year-end financial results on Tuesday, May 13, 2025 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): Natural Gas Services Group is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company designs, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities, primarily using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking Statements

Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.

These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.
While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to:

•conditions in the oil and gas industry, including the supply and demand for oil and gas and volatility in the prices of oil and gas;
•changes in general economic and financial conditions, inflationary pressures, the potential for economic recession in the U.S., tariffs and trade restrictions, including the imposition of new and higher tariffs on imported goods and retaliatory tariffs implemented by other countries on U.S. goods, and the potential effects on our financial condition, results of operations and cash flows;
•our reliance on major customers;
•failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition;
•our inability to achieve increased utilization of assets, including rental fleet utilization and monetizing other non-cash balance sheet assets;
•failure of our customers to continue to rent equipment after expiration of the primary rental term;
•our ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations;
•failure to achieve accretive financial results in connection with any acquisitions we may make;
•fluctuations in interest rates;
•changes in regulation or prohibition of new or current well completion techniques;
•competition among the various providers of compression services and products;
•changes in safety, health and environmental regulations;
•changes in economic or political conditions in the markets in which we operate;
•the inherent risks associated with our operations, such as equipment defects, malfunctions, natural disasters and adverse changes in customer, employee and supplier relationships;
•our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our debt;
•inability to finance our future capital requirements and availability of financing;
•capacity availability, costs and performance of our outsourced compressor fabrication providers and overall inflationary pressures;
•impacts of world events, such as acts of terrorism and significant economic disruptions and adverse consequences resulting from possible long-term effects of potential pandemics and other public health crises; and
•general economic conditions.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Company's Annual Report on Form 10-K for the year ended December 31, 2024. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:
Anna Delgado, Investor Relations
(432) 262-2700
IR@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$2,147	$2,142
Trade accounts receivable, net of provision for credit losses	15,415	15,626
Inventory, net of allowance for obsolescence	17,343	18,051
Federal income tax receivable	11,263	11,282
Prepaid expenses and other	992	1,075
Total current assets	47,160	48,176
Long-term inventory, net of allowance for obsolescence	—	—
Rental equipment, net of accumulated depreciation	424,856	415,021
Property and equipment, net of accumulated depreciation	23,570	22,989
Other assets	6,105	6,342
Total assets	$501,691	$492,528
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,977	$9,670
Accrued liabilities	7,468	7,688
Total current liabilities	22,445	17,358
Long-term debt	168,000	170,000
Deferred income taxes	47,323	45,873
Other long-term liabilities	3,659	4,240
Total liabilities	241,427	237,471
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,784 and 13,762 shares issued, respectively	138	138
Additional paid-in capital	118,768	118,415
Retained earnings	156,362	151,508
Treasury shares, at cost, 1,310 shares for each of the dates presented, respectively	(15,004)	(15,004)
Total stockholders' equity	260,264	255,057
Total liabilities and stockholders' equity	$501,691	$492,528

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2025	2024
Revenue:
Rental	$38,910	$33,734
Sales	1,927	2,503
Aftermarket services	546	670
Total revenue	41,383	36,907
Cost of revenue (excluding depreciation and amortization):
Rental	14,840	13,114
Sales	2,016	2,180
Aftermarket services	271	500
Total cost of revenues (excluding depreciation and amortization)	17,127	15,794
Selling, general and administrative expense	5,378	4,702
Depreciation and amortization	8,636	7,087
Inventory allowance	61	—
Retirement of rental equipment	728	5
Gain on sale of assets, net	(54)	—
Total operating costs and expenses	31,876	27,588
Operating income	9,507	9,319
Other income (expense):
Interest expense	(3,170)	(2,935)
Other income (expense)	(1)	193
Total other income (expense), net	(3,171)	(2,742)
Income before income taxes	6,336	6,577
Provision for income taxes	(1,482)	(1,479)
Net income	$4,854	$5,098
Earnings per share:
Basic	0.39	0.41
Diluted	0.38	0.41
Weighted average shares outstanding:
Basic	12,462	12,380
Diluted	12,611	12,465

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended
	March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,854	$5,098
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,636	7,087
Inventory allowance	61	—
Retirement of rental equipment	728	5
Gain on sale of assets, net	(54)	—
Amortization of debt issuance costs	212	150
Deferred income taxes	1,450	1,456
Stock-based compensation	359	274
Provision for credit losses	208	110
Loss (gain) on company owned life insurance	17	(184)
Changes in operating assets and liabilities:
Trade accounts receivables	3	(3,265)
Inventory	647	2,650
Prepaid expenses and prepaid income taxes	64	250
Accounts payable and accrued liabilities	4,617	(8,380)
Other	(535)	358
NET CASH PROVIDED BY OPERATING ACTIVITIES	21,267	5,609
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(19,256)	(10,932)
Purchase of company owned life insurance	—	(9)
NET CASH USED IN INVESTING ACTIVITIES	(19,256)	(10,941)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	6,000	8,000
Repayments of credit facility borrowings	(8,000)	—
Payments of other long-term liabilities	—	(175)
Taxes paid related to net share settlement of equity awards	(6)	—
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,006)	7,825
NET CHANGE IN CASH AND CASH EQUIVALENTS	5	2,493
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,142	2,746
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,147	$5,239
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,510	$6,220
Income taxes paid	$16	$—
NON-CASH TRANSACTIONS
Accrued purchases of property and equipment	$524	$—
Right of use asset acquired through an finance lease	$—	$532